Pricing Supplement No.12                  Dated September 5, 2002                     Rule 424(b)(3)
CUSIP #:15405CCR1                                                                    File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Fixed Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________________________________________________________________________
Principal Amount: $15,000,000	Trade Date: September 5, 2002 Maturity Date: September 10, 2007
Price to issuer: 99.50	Original Issue Date: September 10, 2002

Interest Rate: 4.25%	Form: [X] Book-Entry [ ] Certificated [ ] Both

         The 1st coupon payment will be March 3, 2003 and thereafter on September 1st and March 1st.
___________________________________________________________________________________________

Redemption:
[X]   The Notes cannot be redeemed prior to maturity
         The Notes may be redeemed prior to maturity

                           Redemption                     Redemption
                              Date(s)                           Price(s)

Repayment:
[X]   The Notes cannot be repaid prior to maturity at the option of the holders thereof
[  ]    The Notes may be repaid prior to maturity at the option of the holders thereof

                          Redemption                     Redemption
                              Date(s)                           Price(s)

Original Issue Discount Note:       [  ] Yes       [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

          As of the date of the issuance of the Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Notes being concurrently or theretofore issued or retired there will be $255 million in aggregate principal amount of the Company's
Medium-Term Notes outstanding, all in Series E.